Exhibit 10.19

                                      LEASE

      THIS RETAIL SPACE LEASE is entered into by Landlord and Tenant as described in the following Basic Lease Information on the Date of execution.

      Landlord and Tenant agree:

                      ARTICLE 1.00 BASIC LEASE INFORMATION

      In addition to the terms, which are defined elsewhere in this Lease, the following defined terms are an integral part of this Lease:

DATE:                      October 28, 2003

TENANT:                    TWO RIVER COMMUNITY BANK

TENANT'S ADDRESS:          Two River Community Bank
                           1250 State Hwy No 35
                           Middletown, New Jersey 07748

after occupancy:           Two River Community Bank
                           West Long Branch Plaza
                           Monmouth Road
                           West Long Branch, New Jersey 07764

LANDLORD:                  MY BEN COMPANY, LLC
                           A Limited Liability Company of
                           the State of New Jersey

LANDLORD' S ADDRESS:

                           P.O. BOX 549
                           Oakhurst, New Jersey 07755

With a copy at the
same time to:              Kathleen Thomas
                           1500 Allaire Avenue
                           2 Floor
                           Ocean, New Jersey 07712

BUILDING ADDRESS:          West Long Branch Plaza
                           Monmouth Road
                           West Long Branch, New Jersey 07764

COMMENCEMENT DATE:         Upon delivery of the premises to the tenant. Rent
payment to commence Dec. 1, 2003.

EXPIRATION DATE:           (5) years after commencement

TERM:                      (5) years plus three five-year options.

      BASE MONTHLY RENT:   During the first through the fifth year of the term,
the rent shall be $3,875.00 per month ($46,500.00 per annum) $232,500.00 for the term, based on $15.00 per square foot multiplied by 3,100 square feet.

      RENT: The Base Monthly Rental plus the applicable common area maintenance charges (Additional Rent).

      LATE CHARGES: In the event that the tenant does not make any payment of the Basic Monthly Rent or additional rent within 10 days after payment is due as provided in this lease, the tenant shall pay to the landlord a late charge equal to 5% of the overdue rent payment, which late charge shall be paid with the overdue payment.

      RENT COMMENCEMENT DATE: Shall be upon delivery of the premises to the tenant. December 1, 2003.

      ACTUAL SQUARE FOOTAGE: 3,100 square feet which consists of 2,500 square feet of office space plus 600 square feet of canopy area over drive-in lanes and windows.

      PRO RATA SHARE: Tenant's pro rata share of the expenses shall be $4.17 per square foot multiplied by 3,100 square feet. The expenses shall mean the total annual costs and expenses incurred by landlord in operating and maintaining the common areas including, but not limited to: costs of gardening and landscaping, costs of insurance premiums including, but not limited to general comprehensive liability insurance (including, without limitation, umbrella coverage), fire and casualty insurance, rent insurance, sign insurance and any other insurance carried by the landlord with respect to the common areas or shopping center; costs of repair, painting, maintenance and replacement and rental of signs and sign equipment; which are not part of the demised premises or of any other tenant at the Shopping Center; costs of repair, maintenance and replacement of lighting; costs of removal or relocation of snow, ice, trash, rubbish, garbage and other refuse; recycling, costs of utilities, such as electricity and water; costs of repair, maintenance of on-site sewerage facilities; the cost of personnel, including management services engaged to manage the Shopping Center, but excluding any such services to the extent applicable to other premises owned or operated by Landlord; costs of holiday and other decorations. Common Area Costs shall also include any amounts specifically designated for inclusion therein elsewhere in this Lease, including, but not limited to taxes, utilities and insurance.

CAM charges will be $ 4.17 per square foot multiplied by 3,100 square feet

      SECURITY DEPOSIT: Two month's rent based upon the rent due upon execution of this lease.

      PREMISES: That certain area consisting of approximately 3,100, located on the site plan of Community Esplanadade of West Long Branch, also known as West Long Branch Plaza, and located in Block 60, Lots 71 and 74, prepared by Louis A. Scheidt, P.E., P.P., Innovative Engineering, dated August 17, 1994, entitled "1 Final - Major Site Plan Proposed Retail /Office Complex, lots 71 and 74, block 60" which shows the 2,500 square feet plus or minus bank

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

branch building and two drive-through windows totaling 600 square feet for a total leasable area of 3,100 square feet (or as determined as set forth above).

      COMMON AREAS: Those areas consisting of parking areas, walkways, landscaped areas, roadways, entrances, stairs and all other areas and facilities now or hereafter at the Shopping Center and intended for common use.

      AGREEMENT: Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, according to the terms of this Lease.

      EXCLUSIVITY: Upon execution of this Lease by both parties, landlord agrees not to rent to any future tenants who will operate as a bank. The tenant herein, its successors or assigns, or any subtenant of the tenant herein, are specifically prohibited from conducting a restaurant of any nature whatsoever, or engaging in the sale of milk, packaged bread and cakes, groceries, deli, sandwiches, coffee, cigarettes (except for a vending machine in a restaurant, newspapers, and lottery tickets.

      General. The duration of this Lease will be the Term. The Term will commence on the Commencement Date, and will expire on the Expiration Date.

      Delivery of Possession. Landlord will deliver possession to the Tenant as soon as possible. The premises are being delivered in "As Is" condition and Tenant shall be responsible at its own cost and expense for any Tenant fitups, changes or alterations to the interior of the premises that it may wish to make. The Tenant will obtain a Certificate of Occupancy (if required by the municipality) and any other governmental approvals necessary to permit Tenant to commence its interior fitups for the use and enjoyment of the premises by tenant and also for the commencement of Tenant's business.

      Condition of the Premises. Landlord's work will be deemed complete upon delivery of premises to the Tenant in As Is condition.


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

                                SUMMARY OF LEASES
                 LEASE - MY BEN COMPANY/TWO RIVER COMMUNITY BANK
                             WEST LONG BRANCH PLAZA

1.  Date of Lease:         October 13, 2003

2.  Tenant:                Two River Community Bank

3.  Tenant's Address:      1250 State Hwy No 35
                           Middletown, New Jersey 07748

4.  Landlord:              My Ben Associates, a Partnership
                           of the State of New Jersey

5.  Landlord's Address:    P.O. Box 549
                           Oakhurst, New Jersey 07755

6.  Building Address:      West Long Branch Plaza
                           Monmouth Road
                           West Long Branch, New Jersey 07764

7.  Commencement Date:     Upon delivery of possession of the premises by
                           landlord to tenant.

8.  Expiration Date:       Five (5) years after commencement date.

9.  Term:                  Five (5) years plus three (3) five (5) year options.

10. Base Monthly Rent:     The term of rent shall be $3,875.00 per month
                           ($46,500.00) per annum. During the option years the rent will be increased by a minimum of three (3%) percent or a maximum of six (6%) percent depending on the CPI Index. The rent shall be the increase in the CPI, but in no event less than 3% nor more than 6%. Rent per square foot must be multiplied by 3,100 square feet to come up with the annual rent and then divide by twelve (12).

11. Additional Rent:       Four dollars and seventeen cents ($4.17) per square
                           foot or $1,077.25 per month($12,927.00)per annum, for tenant's share of the common area expenses. This amount changes annually, plus or minus.

12. Security Deposit:      Two (2) month's rent due upon execution of this
                           lease.

13. Premises:              3,100 square feet comprised of 2,500 square feet of
                           office space plus 600 square feet of canopy area.

14. Common Areas:          Those areas consisting of parking areas, walkways,
                           landscape areas, roadways, entrance to stairs and all other

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

                           areas and facilities now or hereafter at the Shopping Center intended for common use.



Two River Community Bank                             My Ben Company, LLC



/s/ Michael J. Gormley                               /s/ Al Gold
---------------------------                          ---------------------------
EVP/CFO


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

                     Addendum to Lease and Summary of Lease
                     --------------------------------------

      THIS ADDENDUM is entered into on and as of this _____ day of October, 2003, by and between My Ben Company, L.L.C. ("Landlord"), P.O. Box 549, Oakhurst, NJ 07755 and Two River Community Bank ("Tenant"), 1250 State Highway 35 South, Middletown, NJ 07748.

      WHEREAS, Landlord and Tenant have entered into a Lease and Summary of Lease for the lease of certain premises in the West Long Branch Plaza, Monmouth Road, West Long Branch, NJ 07764; and

      WHEREAS, Landlord and Tenant wish to enter into this Addendum to Lease and Summary of Lease to incorporate certain provisions into the Lease and Summary of Lease.

      NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Addendum, that sufficiency of which as consideration are hereby acknowledged, Landlord and Tenant agree that the following provision shall be deemed to have been included in the Lease and shall be deemed to have been included in the Summary of Lease as Paragraph 15, with respect to each as though fully set forth:

      "Notwithstanding any other provisions contained in this Lease and Summary of Lease and only if the Tenant is an institution the deposits of which are insured by the Federal Deposit Insurance Corporation, in the event that (a) the Tenant or its successors or assignees shall become insolvent or bankrupt, or if its or their interests under this Lease and Summary of Lease shall be levied upon or sold under execution or other legal process and (b) the depositary institution then operating on the Premises is closed, or taken over by any depositary institution supervisory authority ("Authority"), Landlord may, in such event, terminate this Lease and Summary of Lease as a result of such bankruptcy, insolvency, levy or sale prior to the expiration of its term only with the concurrence of any receiver or liquidator appointed by such Authority; provided that, in the event that this Lease and Summary of Lease is terminated by any such receiver or liquidator, the maximum claim of Landlord for rent, damages or indemnity resulting from the termination, rejection or abandonment of the unexpired term of this Lease and Summary of Lease by such receiver or liquidator shall, by law, in no event be greater than an amount equal to all accrued and unpaid rent to the date of such termination."

      IN WITNESS WHEREOF, Landlord and Tenant, intending to be fully bound, have entered into this Addendum on and as of the date set forth above.

                                                My Ben Company, L.L.C.



                                                By: /s/ Al Gold
                                                    ----------------------



                                                Two River Community Bank



                                                By: /s/ Michael J. Gormley
                                                    ----------------------
                                                        Michael Gormley
                                                        Executive Vice President



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